EXHIBIT 6
                              EMPLOYMENT AGREEMENT


         This Employment Agreement (this "Agreement") made as of the 13th day of August, 1997 between UNIFORCE SERVICES, INC., a New York corporation hereinafter called the "Employer," and Harry Maccarrone hereinafter called the "Employee", who resides at the address set forth under his signature hereto.

         WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Employer has entered into an Agreement and Plan of Merger (the "Merger Agreement") with COMFORCE CORPORATION, a Delaware corporation ("Parent"), and COMFORCE COLUMBUS, INC., a New York corporation ("Subsidiary"), wherein Subsidiary is to acquire the Employer; and

         WHEREAS, Employer has employed Employee as its Vice President - Finance; and

         WHEREAS Employee has certain rights under a letter agreement dated January 11, 1996, as amended by a letter agreement dated August 13, 1997, and under a letter agreement dated February 21, 1996 (collectively, the "1996 Letter Agreement") ; and

         WHEREAS, among other things, Parent and Subsidiary have conditioned their execution and delivery of the Merger Agreement upon the execution and delivery of this Agreement;

         WHEREAS, Employer and Employee wish to enter into this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, and it is hereby agreed as follows:

         1. The Employee is hereby engaged to work as Vice President - Finance of Employer or in such other executive capacity as is from time to time designated by Employer from time to time. In connection with the Employee's employment by the Employer, the Employee shall be based at the offices of the Employer located in or within twenty-five (25) miles of Woodbury, New York, it being understood that Employee shall travel to and spend time at other offices of Employer as reasonably required by Employer.

         2. The effective date of this Agreement (the "Effective Date") and the commencement of work hereunder shall be the date on which Parent, directly or indirectly, has acquired at least 51% of the issued and outstanding stock of Employer. The initial term of this Agreement shall be one year, subject to termination as provided herein, which term shall be automatically renewed at the end of the initial term or renewal thereof for an additional one year term, in all cases subject to termination as provided herein, unless this Agreement has been previously terminated in accordance with its terms. This Agreement may be terminated by either party at any time during the initial term or thereafter for any reason whatsoever by giving the other party thirty (30) days' prior written notice. In the event of termination by either party, salary and other benefits and rights shall cease as of the termination date. This Agreement shall be null and void and of no further force or effect in the event the Merger Agreement is terminated in accordance with its terms unless prior to such termination


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Subsidiary  or another  subsidiary  of Parent has  acquired  at least 51% of the issued and outstanding stock of Employee. Until the Effective Date, the terms under which Employee is employed on the date hereof shall be in full force and effect.

         3.       The Employer agrees as follows:

                  (a) To employ Employee as described in Section 1 hereof.

                  (b) To pay the Employee a base salary (the "Base Salary") at the rate of One Hundred Fifty Thousand Dollars ($150,000.00) per year payable in accordance with the Employer's pay schedule practices generally in effect for its executive employees.

                  (c) To pay the Employee supplemental pay at the rate of Sixteen Thousand Five Hundred Dollars ($16,500.00) per year payable in accordance with the Employer's pay schedule practices generally in effect for its executive employees.

                  (d) That the Employee shall receive such other incidental benefits of employment, such as insurance, pension plan participation, and vacation, as are provided generally to the Employer's other executive officers and will be eligible in the sole discretion of the Employer's Board for discretionary bonuses.

                  (e) To reimburse the Employee for business expenses incurred in connection with conducting and promoting the business and affairs of the Employer, subject to reasonable limitations and restrictions set by the Employer from time to time. Submission of business expenses for reimbursement must conform to the Internal Revenue Code.

                  (f) To pay  Employee  the $25,000  bonus  described in Section
6.13 of the Disclosure Schedule (as defined in the Merger Agreement) if such bonus has not been previously paid.

                  (g) To cause Parent to grant the Employee as of the Effective Date a non-qualified option to purchase thirty thousand (30,000) shares of common stock of Parent. The purchase price or "strike price" per share shall be the closing price of a share of such stock on the American Stock Exchange on the Effective Date and the option shall not be exercisable at the time of grant and shall vest and become exercisable for one-quarter of the initial number of shares subject to the option if the Employee is employed by the Employer six months after the Effective Date, for an additional one-quarter of the initial number of shares subject to the option if the Employee is employed by the Employer on the first anniversary of the Effective Date, and for the remaining shares subject to the option if the Employee is employed by the Employer on the second anniversary of the Effective Date.


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


         4.       The Employee agrees as follows:

                  (a) To devote Employee's full business time and entire business skill, labor and attention to said employment, that Employee will not engage during working hours in any other business without the prior written consent of Employer and that Employee will promptly and faithfully do and perform all services pertaining to said position that are or may hereafter be reasonably required of Employee by the Employer consistent with Employee's officership and the provisions hereof during the term hereof.

                  (b) That any inventions, discoveries, improvements, or works which are conceived, first reduced to practice, made, developed, suggested by, or created in anticipation of, in the course of or as a result of work done by Employee under this agreement or during his prior employment with Employer shall become the absolute property of the Employer, and the Employee further agrees that all such inventions, discoveries, improvements, creations, or works, and all letters patent or copyrights that may be obtained therefor, shall be the property of the Employer, and the Employee agrees that he will promptly execute any and all applications, assignments or other instruments which the Employer shall deem necessary or useful to vest said patents or copyrights in the Employer without any other or additional consideration to the Employee than herein expressed, other than reimbursement of out-of-pocket expenses incurred in connection therewith.

                  (c) To the extent permitted by applicable law, Employer may set-off against any wages or other compensation due the Employee, any amounts owed by the Employee to the Employer that are due on demand or in default, including, but not limited to, money due to the Employer because of salary or bonus advances, loans that are in default, excess payments, or damage to or loss of the Employer's physical or intellectual property due to Employee's violation of the terms hereof.

         5. The Employee recognizes that the methods employed in the Employer's business are such as have placed and would place the Employee in close business and personal relationship with the Employer's clients and customers. It is therefore agreed that in the event of a termination of this Agreement for any reason whatsoever, the Employee will not for a period of one
(1) year from the date of termination of this Agreement, either directly or indirectly on Employee's own account or as agent, stockholder, owner, employer, employee, or otherwise, solicit any business from the then Clients of the Employer or from potential Clients of the Employer that Employee may have contacted or been assigned to at any time during Employee's period of employment. Nothing herein shall be deemed to preclude Employee from taking a position or working in a position in accordance with the last sentence of
Section 6 hereof, as long as he is not directly involved in actions or conduct prohibited by this Section 5.

         6. The Employee further agrees that the Employee will not for a period of one (1) year from the date of termination of employment for any reason engage, either directly or indirectly on Employee's own account or as agent, stockholder, owner, employer, employee, or otherwise, in a business which is the same as or substantially similar to the Business (as defined herein) (i) within the United States or (ii) within any other country in which Employer conducts any portion of the Business during the term of Employee's employment under this Employment Agreement, if Employee manages

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the conduct of the portion of the Business in the other country for Employer or, in connection with Employee's performance of its duties for Employer, has meaningful involvement in the operation of the portion of the Business in the other country. For purposes of this Agreement, the term "Business" shall mean
(i) technical or non-technical staffing, consulting and outsourcing services, vendor-on-premises services, staffing needs analysis, "telecommuting" staffing services, and payrolling, and related financial support and billing and accounting services, and (ii) any other business that Employer operates which Employee manages for Employer or in which Employee has meaningful involvement in
performing   Employee's  duties  under  this  Agreement.   Notwithstanding   the
foregoing, Employee may during the period in which this paragraph 6 is in effect own stock or other interests in corporations or other entities that engage in businesses similar to those engaged in by the Employer provided that Employee does not, directly or indirectly (including without limitation as the result of ownership or control of another corporation or other entity), individually or as a part of a group (as that term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) (a) control or have the ability to control the corporation or other entity, (b) provide to the corporation or entity, whether as an employee, consultant or otherwise, advice or consultation, (c) provide to the corporation or entity any information regarding Employer or its business or regarding the conduct of a business similar to that of the Employer, (d) hold or have the right to hold a position on the board of directors or other governing body of the corporation or entity or have the right to elect one or more persons to any such position, (e) hold a position as an officer of the corporation or entity,
(f) have the purpose to change or influence the control of the corporation or entity (other than solely by the voting of his shares of ownership interest) or
(g) have a business or other relationship, by contract or otherwise, whether as a vendor, customer or otherwise, with the corporation or entity other than as a passive investor in it; provided, however, that Stockholder may vote his shares or ownership interest in such manner as he chooses provided that such action does not otherwise violate the prohibitions set forth in this sentence. In addition, notwithstanding the prior provisions of this paragraph 6, after the termination of Employee's employment with Employer, Employee may take a position as an employee with a business that is similar to Employer provided that such position is a position, such as chief financial officer or controller, that solely relates to financial and accounting aspects of the business, that such position does not involve the management, oversight or direction of any operations other than accounting and financial functions and does not include involvement in, and Employee is not involved in and does not give any advice or services with respect, to sales or marketing, other than such advice as is incidental to providing financial and accounting services.

         7. (a) Employee agrees that Employee shall not for a period of one (1) year after termination of employment for any reason, contact or approach either directly or indirectly for Employee's own individual purposes or those of another, any employee of Employer, without regard to his/her location, for the purpose of attempting to or actually soliciting or hiring that employee on Employee's own account or on the account of another.

                  (b) The Employee further agrees that the covenants contained in paragraphs 5, 6 and 7 are reasonable as to geographic space, time and scope, protect the legitimate interests of the Employer and present no undue hardship to the Employee. Employee hereby waives any defenses

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

which contest the reasonableness of the covenants contained in paragraphs 5, 6 and 7. If nonetheless a court of competent jurisdiction believes under the circumstances that the covenants are too broad, or unreasonable or unenforceable, in whole or in part, said court may modify the covenants so that same are enforceable to the maximum extent permissible by law.

                  (c) It is the intent of the parties that each of paragraphs 5, 6 and 7 be a separate and distinct promise and that unenforceability of any one paragraph shall have no effect on the enforceability of another.

         8. Employee agrees that should either party seek to enforce or determine its rights through legal or judicial proceedings because of any act of the Employee which the Employer believes to be in contravention of paragraph 5, 6 and 7 (collectively, the "Covenant"), the Covenant period shall be extended for a time period equal to the period necessary to obtain judicial enforcement of the Employer's rights hereunder. The Covenant period shall commence upon the date of termination of employment.

         9. The Employee recognizes and agrees that from time to time certain confidential information will be made available to the Employee by the Employer or by the Employer's clients or customer to assist the Employee in Employee's job and that Employee possesses such information by virtue of Employee's conduct and participation in the business of Employer prior to the date hereof. Employee recognizes and agrees that such confidential information possessed by Employee or which has been or will be compiled, created, and maintained by special effort and expense of the Employer or by the Employer's clients or customers and which is not generally available to the trade or the public at large is a trade secret of Employer and agrees that such information disclosed or known to the Employee remains at all times the property of the Employer and/or the Employer's Clients and further, the Employee agrees that such information shall not (except as required by law or court order) be divulged by the Employee either during Employee's employment or after termination for any reason whatsoever. The Employee shall upon such termination promptly upon request deliver to the Employer's designated representative all such confidential or proprietary information in his possession and any abstracts therefrom or information developed on the basis thereof. The foregoing shall not apply to any confidential information which has become available to the general public other than as a result of disclosure by Employee in violation of this Agreement.

         10. Employee further agrees not to utilize or make available any such knowledge or information either directly or indirectly in connection with the establishment of an enterprise similar to that of the Employer or that will compete with Employer, or in connection with the solicitation, acceptance, or conduct of employment with any other person or entity.

         11. (a) Those paragraphs which by their nature are intended to survive termination of this Agreement, including without limitation paragraph 4(b), 4(c), 5, 6, 7, 8, 9 and 10 shall survive termination of this Agreement. In addition, all obligations of the Employer to make payments hereunder shall survive any termination of this Agreement on the terms set forth herein.


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                  (b) It is  understood  and agreed by and  between  the parties hereto that the rights and privileges granted to Employer by Employee under paragraphs 4(b), 5, 6, 7, 8, 9 and 10 are of a special, unique and extraordinary character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by Employee of any of the provisions contained in this Agreement will cause Employer great and irreparable injury and damage. Employee hereby expressly agrees that Employer shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by Employee. This provision shall not, however, be construed as a waiver of any of the rights which Employer may have for damages or otherwise.

         12. (a) This Agreement supersedes all prior agreements between the parties other than the 1996 Letter Agreement, which continues to be in full force and effect, and this Agreement and the 1996 Letter Agreement constitute and express the entire agreement of the parties hereto in reference to the employment of the Employee by the Employer and in reference to any of the matters or things herein provided for or hereinbefore discussed or mentioned in reference to such employment, all promises, representations, and understandings relative thereto being herein merged. It is a condition precedent to the obligations of the parties hereto that the Effective Date shall have occurred.

                  (b) No oral arrangements have been made between the parties hereto. This agreement may be amended only by a writing signed by both parties.

         13. The Employee represents and warrants that the 1996 Letter Agreement and any stock option grants made to Employee are the sole written agreements in effect relating to the employment of Employee and compensation therefor and that, at the time of the signing of this agreement, Employee knows of no written or oral contract to which he is a party or of any other impediment which would inhibit or prohibit the employment herein provided for and that the Employee will not knowingly utilize any trade secret, company confidential information, or other intellectual property right of another party in the performance of the Employee's duties hereunder.

         14. The rights and obligations of the Employee and the Employer under this agreement shall inure to the benefit of and shall be binding upon their successors and assigns. The Employee may not assign Employee's obligations under this agreement.

         15. (a) This agreement shall be construed in accordance with the laws of the State of New York.

                  (b) Any dispute, controversy or claim arising out of or relating to this Agreement or to any breach or alleged breach hereof shall, upon the request of the Employer or the Employee, unless and to the extent an injunction or other equitable relief is requested, be submitted to and settled by arbitration in the City of New York, New York pursuant to the rules then in effect of the American Arbitration Association (or at any other place or under any other form of arbitration mutually acceptable to the Employer and the Employee). Disputes shall be

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arbitrated in accordance with the American Arbitration  Association's rules. Any award rendered shall be final and conclusive upon the parties, and a judgment may be entered in the highest court, state or federal, having jurisdiction. The expenses of arbitration shall be paid as directed by the arbitrator.

         16. In construing this agreement, feminine pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and vice versa in any place the context so requires.

         17. All notices shall be deemed to have been given or served only if in writing, and shall be personally delivered (and shall be deemed given when delivered if personally delivered) or sent by U.S. certified mail, postage pre-paid, return receipt requested (and shall be deemed given five (5) days after mailing if sent by certified mail), or by Federal Express or other private express delivery or courier service (and shall be deemed given on the scheduled delivery date if sent by courier), if to Employer at 2001 Marcus Avenue, Lake Success, New York 11042, Attn: Chief Executive Officer, or at such other address as Employer may direct, and if to Employee, at the address set forth under Employee's signature or at such other address as Employee may direct.

         18. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         19. Employee hereby agrees to hold confidential and not disclose to any person the terms of this Agreement without the express written consent of the Employer (other than the terms of paragraphs 5, 6, 7, 8, 9 and 10, terms publicly disclosed by any party other than Employee or as required by law). Employee acknowledges that Employer does not intend to permit any such disclosure except to the extent the same may be necessary to comply with any reporting obligations imposed by governmental authority, generally accepted accounting procedures or otherwise by law.



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                  IN WITNESS WHEREOF,  the parties have signed this Agreement on the date first above written.
                                          UNIFORCE SERVICES, INC.


                                         By:    /s/ John Fanning
                                                ------------------------
                                         Title: President
                                                ------------------------


                                          /s/ Harry Maccarone
                                         ------------------------------------
                                         Harry Maccarone

                                         Address:
                                         49 Riviera Drive South
                                         Massapequa, NY  11758